Subsidiaries of Registrant	               Exhibit 21


TP Acquisition Corp., a Texas corporation

Get Real, Inc., a Delaware corporation

Texas Taco Cabana, L.P., a Texas limited partnership

T. C. Management Inc., a Delaware corporation

T.C Lease Holdings III, V and VI, Inc., a Texas corporation

Taco Cabana Multistate, Inc., a Delaware corporation

Colorado Cabana, Inc., a Colorado corporation

Taco Cabana Atlanta, Inc., a Delaware corporation

Taco Cabana Investments, Inc., a Delaware corporation

Taco Cabana Management, Inc., a Texas corporation